CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendments #65 & #66 to the Registration Statement on Form N-1A of Tidal ETF Trust and to the use of our report dated April 29, 2021 on the financial statements and financial highlights of SoFi Select 500 ETF, SoFi Next 500 ETF, SoFi Social 50 ETF, SoFi Gig Economy ETF and SoFi Weekly Income ETF, each a series of Tidal ETF Trust. Such financial statements and financial highlights appear in the 2021 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

                        /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 28, 2021